Exhibit 99.1

CONTACT:	Gary Blackford
President and Chief Executive Officer
Universal Hospital Services, Inc.
(952) 893-3250

Rex Clevenger
Senior Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

February 26, 2007

UHS to acquire biomedical services business of Intellamed

Universal Hospital Services, Inc. (“UHS”), and Intellamed, Inc., (“Intellamed”) announced today that they have entered into a definitive agreement providing for the purchase by UHS of the biomedical services assets of Intellamed.

Under the arrangement, more than 300 biomedical services customers located in 25 states will become customers of UHS. The parties anticipate that they will collaborate on future business opportunities, including Intellamed’s internet based equipment exchange.

Gary Blackford, President and CEO of UHS commenting on the acquisition, stated that “This acquisition provides us with key additional technical capabilities. We welcome our new teammates and look forward to working with Intellamed to bring our mutual customers a broader array of offerings.” David Hickson, CEO of Intellamed stated: “We are excited about this transition for our stakeholders. We know UHS will provide greater value for our customers and more opportunities for our employees.”

This acquisition is expected to close during the second quarter of 2007, subject to obtaining third party consents and the satisfaction of customary closing conditions.

Universal Hospital Services, Inc. (“UHS”) is a leading, nationwide provider of medical equipment outsourcing and services to the health care industry. Its customers include national, regional and local acute care hospitals, alternate site providers (such as nursing homes and home care providers) and medical equipment manufacturers. As a leading medical equipment lifecycle services company, UHS designs and offers comprehensive solutions for its customers that reduce costs, increase equipment and staff productivity and support optimal patient care.

Intellamed, Inc. Located in Bryan, Texas, Intellamed provides resources for the procurement, support and final disposition of capital equipment for the health care industry. Intellamed’s products and services are being used in hundreds of medical facilities throughout the nation. Their on-line auction site, Auctionmart™ (www.auctionmart.com), has become the industry leader in medical equipment disposition. MedRFP® is an on-line RFP system for the purchase of new and remanufactured equipment from over 150 Certified Remanufacturers and Refurbishers.